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                                                                    Exhibit 4.11

                            SECURITYHOLDERS AGREEMENT

               SECURITYHOLDERS AGREEMENT dated as of May 1, 2002 (this "Agreement") by and among R.A.B. HOLDINGS, INC., a Delaware corporation (the "Company"), Richard A. Bernstein (the "Principal Stockholder") and each of the persons and entities executing a signature page hereto (each a "Securityholder" and collectively, the "Securityholders").

               Each of the Securityholders owns certain notes issued by the Company under that certain Indenture dated as of May 1, 1998 (the "1998 Indenture"), by and between the Company and JPMorgan Chase Bank (as successor-in-interest to PNC Bank, National Association), as trustee (the "Trustee"). Each of the Securityholders is concurrently herewith executing and delivering a consent to amendment and letter of transmittal (collectively, the "Consents") with respect to the amendment to certain terms and provisions of the 1998 Indenture to be evidenced in an Amended and Restated Indenture dated as of May 1, 2002 (the "Amended and Restated Indenture") by and between the Company and the Trustee. The Principal Stockholder owns a greater number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), than any other single stockholder of the Company.

               In connection with the Consents, the Company has agreed to issue to the Securityholders Warrants (as such term is hereinafter defined) to purchase shares of the Common Stock. In addition, the Company, the Principal Stockholder and the Securityholders desire to promote their mutual interests by providing certain rights and restrictions with respect to the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares" and, together with the Warrants, the "Securities"), all upon the terms, provisions and conditions set forth in this Agreement. Certain capitalized terms used herein are defined in Section 11 of this Agreement.

               NOW THEREFORE, for good and valuable consideration, the receipt and legal adequacy of which are hereby acknowledged by the parties, the parties hereby agree as follows:

                  1. Issuance of Warrants; Registration Rights Agreement.

                  (a) Based upon the representations and warranties of each of the Securityholders set forth in Section 9 hereof, the Company hereby issues to each Securityholder a Warrant substantially in the form of Exhibit A attached hereto (each, a "Warrant") to purchase the number of shares of Common Stock set forth opposite such Securityholder's name on Exhibit B.

                  (b) Simultaneously with the execution and delivery of this Agreement, the Company and the Securityholders are executing and delivering a Registration Rights Agreement in the form of Exhibit C hereto (the "Registration Rights Agreement"), with respect to the registration of the shares of Common Stock issuable upon exercise of the Warrants.


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                  2. Certain Rights to Cause Sale of Securities.

                  (a) If at any time the holders of a majority-in-interest of the issued and outstanding shares of Common Stock (the "Controlling Stockholders") determine to Transfer (as such term is hereinafter defined) all or no less than a majority of their shares of Common Stock, in an arms-length transaction to any Person that is not an Affiliate, whether such Transfer involves a sale, merger, consolidation, tender offer, reorganization, recapitalization or other transaction resulting in any Transfer of shares of Common Stock (each, a "Sale Transaction"), such Controlling Stockholders shall have the right (exercisable by the giving of notice to the Company of the exercise of such right), but not the obligation, to require each Securityholder hereunder to also Transfer in the Sale Transaction the same percentage of such Securityholder's Securities as the percentage of shares of Common Stock owned by the Controlling Stockholders that are to be Transferred in the Sale Transaction, free and clear of all claims, liens, voting rights, voting agreements, voting trusts, security interests, pledges, equitable interests, options or any other encumbrances or other third party rights of any nature whatsoever (collectively, the "Liens"), provided however, that each Securityholder shall receive the same consideration on a common-share equivalent basis in such Sale Transaction as the Controlling Stockholders receive for each share of Common Stock in the Sale Transaction. Upon exercise of the right granted by this Section 2(a), the Securityholders shall be irrevocably bound to Transfer their Securities in the Sale Transaction in accordance with this Section 2(a).

                  (b) If the Controlling Stockholders exercise their right pursuant to Section 2(a) by giving the Company written notice of such exercise, the Company shall deliver to each Securityholder written notice of such exercise at least 20 days prior to the proposed date of the Sale Transaction. The notice to the Securityholders shall set forth a reasonably detailed description of the Sale Transaction, the consideration to be received, the documents to be exercised by the Securityholders and the anticipated closing date of the Sale Transaction.

                  (c) As to any of the Securityholders that are selling Warrants and not Warrant Shares in connection with any Sale Transaction, the Company shall have the right to make an appropriate reduction to the consideration to be received by such Securityholder in an amount equal to the aggregate exercise price of such Warrants.

                  (d) In the event of a proposed Transfer of Common Stock of the Company as described in Section 2(a), each Securityholder shall in all events be required to deliver legal and beneficial ownership of the Securityholders' Securities to the buyer at the closing of the Sale Transaction contemplated in this Section 2 regardless of whether there is any dispute between the Company and the Securityholder (including any dispute relating to the amount of consideration to be received by the Securityholder in the Sale Transaction, which dispute shall be resolved after the closing of the Sale Transaction).

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                  (e) In connection with any Sale Transaction, each
Securityholder shall timely execute and deliver all documents, instruments and certificates (including, without limitation, certificates representing the Warrants or the Warrant Shares and duly executed stock powers, if applicable) as the Company may request.

                  (f) The parties hereto agree to cooperate fully with each of the other parties hereto and to take such actions as shall be reasonably requested by any other party hereto in order to effectuate the Sale Transaction. Each of the Controlling Stockholders, whether or not a party to this Agreement, shall be an intended third party beneficiary of this Section 2 and shall be entitled to enforce the terms of this Section 2 directly against each of the Securityholders party hereto.

                  3. Tag-Along Rights.

                  (a) Until the Put/Call Effective Date (as defined in Section
11), prior to any proposed sale by the Company or (except as set forth in
Section 3(b)) by the Principal Stockholder or any Permitted Principal Stockholder Transferee (as defined in this Section 3(a)) (a "Prospective Seller") of shares of Common Stock or securities representing the right to acquire Common Stock, other than Excluded Transfers (as defined in Section 11), the Prospective Seller shall cause each Securityholder to be given notice of the proposed transaction (the "Notice of Proposed Issuance"). The Notice of Proposed Issuance shall constitute a right on behalf of each Securityholder to sell to the proposed purchaser (and the Prospective Seller shall cause the proposed purchaser to honor and fulfill that right), at the same time as the Prospective Seller and (except as set forth below) upon the same terms and conditions as the Prospective Seller is selling shares of Common Stock to the purchaser, the Warrant (or portion thereof) or a number of Warrant Shares, or any combination thereof, then owned by the Securityholder, representing in the aggregate a number of shares of Common Stock (or the right under the Warrant to purchase shares of Common Stock, as applicable) in the aggregate equal to the product of
(i) the number of shares proposed to be sold by the Prospective Seller and (ii) a fraction, of which the numerator is the sum of the number of Warrant Shares then beneficially owned by the Securityholder and the number of Warrant Shares then purchasable by the Securityholder pursuant to the unexercised portion of the Warrant owned by the Securityholder and the denominator is the sum of (A) the number of all shares of Common Stock then outstanding and (B) the sum of the number of Warrant Shares then beneficially owned by the Securityholder and the number of Warrant Shares then purchasable by the Securityholder. The purchaser shall be entitled to make an appropriate reduction for the aggregate exercise price of any Warrant or portion thereof sold by a Securityholder pursuant to this Section 3(a).

                  (b) The foregoing notwithstanding, the Principal Stockholder shall not be required to give a Notice of Proposed Issuance with respect to, and this Section 3 shall not apply to, the Transfer (in one or more transactions) of shares of Common Stock by the Principal Stockholder representing in the aggregate not more than 10% of the number of shares of Common Stock owned by the Principal Stockholder on the date hereof (adjusted appropriately for stock splits, stock dividends and other changes in the capital stock of the Company). In addition, the Principal Stockholder may Transfer (inter vivos or testamentary) all or part of his shares of Common Stock to the Company, to his spouse, children, parents, brothers or sisters, nieces and nephews, the spouse of any of his children, or a trust for the sole benefit of the Principal Stockholder or any of such persons, to any Affiliate, or to a guardian for the Principal Stockholder if he becomes disabled (a "Permitted Principal Stockholder Transferee"); provided that in each of the foregoing cases such shares shall remain subject to this Agreement and the transferee shall execute and deliver a undertaking to be bound by the terms of this Agreement to the same extent as the Principal Stockholder.

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                  (c) Each Securityholder's option under Section 3(a) shall be exercisable by written notice given by the Securityholder to the Prospective Seller within fifteen (15) days after the date of delivery of the Notice of Proposed Issuance. The notice shall specify the number of Warrant Shares and the number of Warrant Shares purchasable pursuant to the Warrant proposed to be sold to the purchaser by the Securityholder that the Securityholder desires to sell. The Prospective Seller may consummate the proposed Transfer (including any Transfers by electing Securityholders pursuant to this Section 3) at any time within one hundred eighty (180) days after delivery of the Notice of Proposed Issuance, at a price and on other material terms and conditions no less favorable to the Prospective Seller than as set forth in the Notice of Proposed Issuance. If the Transfer is not consummated within that one hundred eighty
(180) -day period, such proposed Transfer shall again be subject to the restrictions and procedures set forth in this Section 3.

                  (d) In connection with the consummation of the proposed Transfer pursuant to this Section 3, each Securityholder participating in such Transfer shall execute and deliver all documents, instruments and certificates (including, without limitation, certificates representing the Warrants or the Warrant Shares and duly executed stock powers, if applicable) as the Prospective Seller may reasonably request.

                  4. Put Right.

                  (a) Provided no default or event of default exists under, or would occur or would be deemed to occur as a result of the redemption set forth below in this Section 4 under any of the documents, instruments or agreements evidencing bank or other institutional indebtedness of the Company, whether such indebtedness is outstanding on the date hereof or incurred hereafter, at any time after the Put/Call Effective Date, each Securityholder shall have the option, exercisable by written notice to the Company (a "Put Notice"), to require the Company to purchase all or any portion of the Securities then held by such Securityholder.

                  (b) The Company shall, within sixty (60) days after receipt of a Put Notice, redeem the Securities with respect to which such request has been made by paying to the Securityholder an amount of cash equal to the sum of (i) an amount equal to the Fair Market Value at the close of business on the date of the Put Notice multiplied by the number of outstanding Warrant Shares then owned by the Securityholder and (ii) for each Warrant or portion thereof, an amount equal to the excess of (A) the product of the number of Warrant Shares then purchasable pursuant to the Warrant or portion thereof and the Fair Market Value on the date of the Put Notice over (B) the product of the number of Warrant Shares then purchasable pursuant to the Warrant or portion thereof and the exercise price per share under the Warrant.

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                  (c) In connection with the consummation of any purchase
pursuant to any Put Notice, each Securityholder shall timely execute and deliver all documents, instruments and certificates (including, without limitation, certificates representing the Warrants or the Warrant Shares and duly executed stock powers, if applicable) as the Company may reasonably request.

                  5. Call Right.

                  (a) At any time after the Put/Call Effective Date, the Company shall have the option, exercisable by written notice to a Securityholder (the "Call Notice"), to require any Securityholder sell to the Company all or any portion of the Securities then held by the Securityholder as specified by the Company in the Call Notice. Any Call Notice furnished by the Company shall be sent to all of the Securityholders. Any Call Notice that is for fewer than all of the outstanding Warrant Shares and all of the outstanding Warrants shall apply pro rata to the Securityholders on a common share equivalent basis.

                  (b) Upon receipt of a Call Notice, each Securityholder shall, on the date specified in the Call Notice (which shall not be less than thirty
(30) days after the date of the Call Notice), sell to the Company the Securities held by such Securityholder with respect to which such request has been made, free and clear of all Liens, upon payment to the Securityholder by the Company of an amount of cash equal to the sum of (i) an amount equal to the Fair Market Value at the close of business on the date of the Call Notice multiplied by the number of outstanding Warrant Shares then owned by the Securityholder, and (ii) for each Warrant or portion thereof, an amount equal to the excess of (A) the product of the number of Warrant Shares then purchasable pursuant to the Warrant or portion thereof and the Fair Market Value on the date the request is delivered to the Company over (B) the product of the number of Warrant Shares then purchasable pursuant to the Warrant or portion thereof and the exercise price per share under the Warrants.

                  (c) In connection with the consummation of the proposed Transfer pursuant to this Section 5, each Securityholder participating in such Transfer shall execute and deliver all documents, instruments and certificates (including, without limitation, certificates representing the Warrants or the Warrant Shares and duly executed stock powers, if applicable) as the Company may reasonably request.

                  6. Legend on Certificates. Each Warrant shall have indorsed in writing, stamped or printed, upon the back thereof, the following legends (or legends of similar effect):

                  THIS WARRANT AND ANY SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT ARE SUBJECT TO THE PROVISIONS (INCLUDING TRANSFER RESTRICTIONS) OF A SECURITYHOLDERS AGREEMENT DATED AS OF MAY 1, 2002 (THE "AGREEMENT') BY AND AMONG R.A.B. HOLDINGS, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND THE OTHER SIGNATORIES THERETO. A COPY OF THE AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, IS MAINTAINED WITH THE CORPORATE RECORDS OF THE COMPANY AND IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY, 444 MADISON AVENUE, SUITE 601, NEW YORK, NEW YORK 10022.

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                  THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
                  OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS, AND MUST BE HELD INDEFINITELY, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, GIFTED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OF THE SECURITIES OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE ACCEPTABLE TO THE COMPANY AND WHICH COUNSEL SHALL BE ACCEPTABLE TO THE COMPANY, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

               And each certificate representing Warrant Shares shall have indorsed in writing, stamped or printed, upon the back thereof, the following legends (or legends of similar effect):

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS (INCLUDING TRANSFER RESTRICTIONS) OF A SECURITYHOLDERS AGREEMENT DATED AS OF MAY 1, 2002 (THE "AGREEMENT') BY AND AMONG R.A.B. HOLDINGS, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND THE OTHER SIGNATORIES THERETO. A COPY OF THE AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, IS MAINTAINED WITH THE CORPORATE RECORDS OF THE COMPANY AND IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY, 444 MADISON AVENUE, SUITE 601, NEW YORK, NEW YORK 10022.

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS, AND MUST BE HELD INDEFINITELY, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, GIFTED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OF THE SHARES OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE ACCEPTABLE TO THE COMPANY AND WHICH COUNSEL SHALL BE ACCEPTABLE TO THE COMPANY, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

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                  7. Termination; Exclusion. Notwithstanding anything to the contrary set forth herein, this Agreement shall automatically and without further action terminate at such time as the Company shall consummate an underwritten public offering of its Common Stock resulting in at least $25,000,000 in net proceeds to the Company under which the Company registers and sells shares of Common Stock for its own account, pursuant to a registration statement that has been filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. This Agreement shall automatically terminate and be of no further force or effect with respect to any Securityholder who does not hold any Warrants and who is no longer the beneficial owner of any Warrant Shares. The rights and obligations under this Agreement shall not apply with respect to any Warrant (or any underlying shares of Common Stock) held by any Person who is not one of the original Securityholders under this Agreement unless the transferor and the transferee execute and deliver a transfer and consent document in the form attached hereto as Exhibit D pursuant to which, among other things, the transferee agrees to be bound by the terms and provisions of this Agreement.

                  8. Representations and Warranties. The Company hereby represents and warrants to the Securityholders as follows:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the law of Delaware and has the requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and the Registration Rights Agreement and to issue the Warrants and the Warrant Shares issuable upon exercise of the Warrants.

                  (b) The Company has, by all necessary corporate action, duly authorized the execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants, and the performance of its obligations hereunder and thereunder (including, without limitation, the issuance and sale of the Warrant Shares issuable upon exercise of the Warrants).

                  (c) Each of this Agreement, the Registration Rights Agreement and the Warrants has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

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                  (d) The execution and delivery by the Company of this
Agreement, the Registration Rights Agreement and the Warrants and the performance by the Company of its obligations hereunder and thereunder will not
(a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the certificate of incorporation or by-laws of the Company or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which a material portion of its assets are subject (or result in the imposition of any Lien upon a material portion of its assets).

                  (e) The authorized capital stock of the Company is as follows:
(i) there are 1,000,000 authorized shares of Common Stock, of which 104,500 are issued and outstanding (excluding 600 shares held in the Company's treasury);
(ii) there are 100,000 authorized shares of preferred stock, without par value, of which (A) 25,000 shares have been designated Series A Preferred Stock and 24,875 shares of Series A Preferred Stock are issued and outstanding; and (B) 1,000 shares have been designated Series B Preferred Stock and 1,000 shares of Series B Preferred Stock are issued and outstanding and (iii) except as provided in item (i) above, the Company holds no shares of Common Stock or any other class or series of capital stock in its treasury. The Company has reserved 5,500 shares of Common Stock for issuance upon exercise of the Warrants.

                  (f) No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement or the Warrant or, upon exercise of any Warrant, the issuance of the Warrant Shares.

                  (g) Except for the Shares of Common Stock issuable pursuant to the shares of Series A Preferred Stock and pursuant to the shares of Series B Preferred Stock referred to in Section 8(e), the Company has not granted or issued, or agreed to grant or issue, any securities convertible into shares of Common Stock and the Company has not granted or issued or agreed to grant or issue any options, warrants or similar rights to acquire or receive any of the authorized but unissued shares of Common Stock.

                  (h) Upon issuance following the exercise of the Warrants as contemplated therein, the Warrant Shares will have been duly authorized and validly issued, and will be fully paid and non-assessable.

                  (i) To the knowledge of the Company, without any investigation, none of the Principal Stockholder, trusts for the benefit of the Principal Stockholder and/or members of his immediate family, any subsidiary of the Company, any executive officer or director of the Company or any of its subsidiaries, any family member of the any of the foregoing or any Affiliate of any of the foregoing holds any direct or indirect interest in the 13% Senior Notes due 2008 of the Company originally issued by the Company under the 1998 Indenture, economic, beneficial or otherwise, including, without limitation, any participation in such notes.

                  9. Representations and Warranties of the Securityholders. Each of the Securityholders hereby represents and warrants to the Company that:

                  (a) The Securityholder is a duly organized and validly existing entity in good standing under the law of the jurisdiction of its organization and has the requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into this Agreement and the Registration Rights Agreement, or, if a natural Person, such Securityholder has the legal capacity to enter into this Agreement and the Registration Rights Agreement.

                  (b) The Securityholder has, by all necessary action, duly authorized the execution and delivery of each of this Agreement and the Registration Rights Agreement and the performance of its obligations hereunder and thereunder

                  (c) Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Securityholder and constitutes a valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms.

                  (d) The execution and delivery by the Securityholder of this Agreement, the Registration Rights Agreement and the Consent to Amendment and Letter of Transmittal (with respect to the amendment to the Indenture dated as of May 1, 1998 by and between the Company and JPMorgan Chase Bank, as trustee) and the performance by the Securityholder of its obligations hereunder and thereunder will not (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Securityholder is subject or any provision of the certificate of incorporation or by-laws or similar organizational documents of the Securityholder or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Securityholder is a party or by which the Securityholder is bound or to which a material portion of its assets are subject (or result in the imposition of any Lien upon a material portion of its assets).

                  (e) No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Securityholder of this Agreement or the Registration Rights Agreement in connection with such Securityholder's acquisition of the Securities.

                  (f) The Securityholder is an "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Securities, and is able to bear the economic risk of its investment for an indefinite period, and, at the present time, is able to afford a complete loss of such investment.

                  (g) The Securityholder is acquiring the Securities for its own account (and not as part of any group, partnership or syndicate) for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act. The Securityholder further represents that it understands that (i) the Securities have not been registered under the Act, (ii) the Securities may not be Transferred unless they are registered under the Act or an exemption from such registration is available, in each case, in accordance with any applicable securities or "Blue Sky" laws of any state, (iii) the Securities will bear a legend or contain language to such effect as contemplated in this Agreement and (iv) the Company will make a notation on its transfer books to such effect.

                  (h) The Securityholder has not entered into any agreement, arrangement or any other understanding with any broker in connection with the transactions contemplated hereby.

                  10. Representations and Warranties of the Prinicpal Stockholder. The Principal Stockholder hereby represents and warrants to the Securityholders and the Company that:

                  (a) This Agreement has been duly executed and delivered by the Principal Stockholder and constitutes a valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms.

                  (b) The execution and delivery by the Principal Stockholder of this Agreement and the performance by the Principal Stockholder of his obligations hereunder will not (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Principal Stockholder is subject or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any consent or notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Principal Stockholder is a party or by which the Principal Stockholder is bound or to which a material portion of his assets are subject (or result in the imposition of any Lien upon a material portion of his assets).

                  (c) No registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Principal Stockholder of this Agreement.

                  (d) None of the Principal Stockholder, trusts for the benefit of the Principal Stockholder and/or members of his immediate family, or any Affiliate of any of the foregoing, holds any direct or indirect interest in the 13% Senior Notes due 2008 of the Company originally issued by the Company under the 1998 Indenture, economic, beneficial or otherwise, including, without limitation, any participation in such notes.

                  11. Definitions.

                  (a) "Affiliate" shall mean, with respect to the Company or any of its Subsidiaries (or any other specified Person), any other Person which, directly or indirectly controls or is controlled by or is under direct or indirect common control with the Company or such Subsidiary (or such specified Person), and, without limiting the generality of the foregoing, shall include
(a) any Person which beneficially owns or holds 10% of more of any class of voting securities of such Person or 10% or more of the equity interest in such Person, (b) any Person of which such Person beneficially owns or holds 10% or more of any class of voting securities or in which such Person beneficially owns or holds 10% or more of the equity interest in such Person and (c) any director or executive officer of such Person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  (b) "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  (c) "Excluded Transfers" shall mean any sale or issuance of an equity security or securities by the Company:

                           (i) upon the exercise or conversion of securities issued pursuant to any Excluded Transfers;

                           (ii) pursuant to the terms of any security that is outstanding on the date hereof, including but not limited to shares of the Company's Series A Preferred Stock or shares of the Company's Series B Preferred Stock;

                           (iii) to employees, officers, directors or consultants of the Company or any of its subsidiaries pursuant to any stock option plan, stock purchase plan, stock issuance plan or similar employee benefit plan or arrangement (each, an "Employee Equity Plan") that has been approved by the Board of Directors of the Company or a committee of the Board of Directors of the Company up to a number of shares of Common Stock that equal an aggregate of 4.5% of the shares of Common Stock outstanding on a Fully Diluted Basis on the date hereof (excluding the Warrants)(adjusted as appropriate as a result of stock dividends, stock splits, combinations of shares and similar capital transactions); provided that the foregoing 4.5% shall be in addition to any shares that are issued and outstanding on the date hereof (and subsequent repurchases and reissuances of such shares in connection with Employee Equity Plans);

                           (iv) in connection with mergers and acquisitions by the Company or any of its subsidiaries with any Person that is not an Affiliate of the Company or of the Principal Stockholder and that have been approved by the Board of Directors of the Company;

                           (v) pursuant to an underwritten public offering (subject to the Registration Rights Agreement dated as of May 1, 2002 between the Company and the Securityholders);

                           (vi) in addition to the shares issued in transactions described in item (vii) below, in connection with any financing, refinancing, recapitalization, exchange offer, amendment or similar transaction (a "Refinancing") entered into by the Company or any of its subsidiaries with any bank, investment company, venture capital firm or other institutional lender, or with any other lenders or investors in the indebtedness of the Company or any subsidiary, in each case as approved by the Board of Directors of the Company up to an aggregate of 2% of the shares of Common Stock outstanding on a Fully Diluted Basis on the date hereof (excluding the Warrants)(adjusted as appropriate as a result of stock dividends, stock splits, combinations of shares and similar capital transactions); and

                           (vii) in addition to the shares issued in transactions described in item (vi) above, in connection with any Refinancing entered into by the Company and/or R.A.B. Enterprises, Inc. ("Enterprises") with the holders of the 10.50% Senior Notes of Enterprises due 2005.

                  (d) "Fair Market Value" shall mean, as of any particular date specified herein, the amount per share of Common Stock equal to the average of the closing per share prices of the sales of the Common Stock on all securities exchanges on which the Common Stock may at the time be listed, or if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked per share prices quoted in the NASDAQ National Market System as of 4:00 p.m., New York time, or, if on any day the Common Stock is not quoted in the NASDAQ National Market System, the average of the highest bid and lowest asked per share prices on such day in the domestic over-the-counter market as reported by the NASDAQ National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 20 trading days consisting of the day as of which the Fair Market Value is being determined and the 19 consecutive trading days prior to such day. If at any time the Common Stock is not so listed on any securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the Fair Market Value will be the fair value of the Common Stock as determined in good faith by the Company's Board of Directors or the Company's Chief Financial Officer and approved by the Company's Board of Directors on the basis of the Company's total enterprise value without any increase for any control premium or any reduction for minority interest.

                  (e) "Fully Diluted Basis" shall mean, in any calculation of a number of shares of Common Stock, the number of such shares that would be outstanding after issuances of all shares of Common Stock issuable in respect of any and all securities convertible into, exercisable or exchangeable for, or otherwise providing the right to acquire, shares of Common Stock; provided that shares issuable pursuant to the Company's Series A or Series B Preferred Stock shall not be included for this purpose.

                  (f) A "Person" shall mean a corporation, an association, a partnership, an organization or business, an individual, a government or political subdivision thereof or a governmental agency.

                  (g) "Put/Call Effective Date" shall mean the earliest to occur of (i) April 30, 2010, (ii) the payment by the Company of all of the indebtedness outstanding under the Amended and Restated Indenture, and (iii) the sale of all or substantially all of the assets of the Company.

                  (h) "Transfer" shall mean any transaction pursuant to which the holder of a security shall sell, assign, give, transfer, gift, convey or otherwise dispose of a security or pledge, mortgage, grant a security interest in, hypothecate or otherwise encumber such security or grant any option or other interest in such security.

                  12. Miscellaneous.

                  (a) Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own costs and expenses incurred in connection with or incidental to the preparation and negotiation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, attorneys' fees and expenses). The foregoing notwithstanding, the Company shall pay the reasonable fees of and expenses incurred by the law firm Ropes & Gray in its capacity as counsel to the Securityholders in connection with the preparation and negotiation of this Agreement and the other documents and agreements contemplated hereby, up to a maximum of $37,500.

                  (b) Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

                  (c) Entire Agreement. This Agreement, the Warrants and the Registration Rights Agreement contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

                  (d) Waiver. Any waiver by a party hereto of any breach of or failure to comply with any provision or condition of this Agreement by any other party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 12(e). No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

                  (e) Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, four (4) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's facsimile machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12(e)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

                  If to the Company:

                  444 Madison Avenue
                  Suite 601
                  New York, New York  10022
                  Attention:  Mr. Richard A. Bernstein
                              Chairman
                  Facsimile:  (212) 888-5025
                  with copies to:

                  444 Madison Avenue
                  Suite 601
                  New York, New York 10022
                  Attention:  James A. Cohen, Esq.
                              Senior Vice President - Legal Affairs
                  Facsimile:  (212) 888-5025

                  and

                  Jenkens & Gilchrist Parker Chapin LLP
                  The Chrysler Building
                  405 Lexington Avenue
                  New York, New York 10174
                  Attention:  Martin Eric Weisberg, Esq.
                  Facsimile:  (212) 704-6288

                  If to the Securityholder, to the address set forth with the Securityholder's signature on the signature pages hereto.

or to such other address as any party may specify by notice given to the other party in accordance with this Section 12(e).

                  (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the federal district court for the Southern District of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in
Section 12(e). Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.

                  (g) Severability. Should any provision of this Agreement be held to be invalid, illegal or unenforceable by any court of competent jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be enforced to the fullest extent permitted by applicable law.

                  (h) Assignment, etc. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as contemplated by Section 2 hereof, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, privileges or remedies under or by reason of this Agreement.

                  (i) Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

                  (j) Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                    R.A.B. HOLDINGS, INC.


                                    By: /s/ Steven M. Grossman
                                        --------------------------------
                                        Name: Steven M. Grossman
                                        Title:  Executive Vice President


                                    Richard A. Bernstein hereby executes this Securityholders Agreement in his capacity as Principal Stockholder (as defined herein) for purposes of Section 3 and Section 10 only:

                                    /s/ Richard A. Bernstein
                                    ------------------------------------
                                    Richard A. Bernstein



                     [Securityholder Signature Pages Follow]

Dated as of May 1, 2002
                                 PUTNAM HIGH YIELD ADVANTAGE FUND

                                 PUTNAM HIGH YIELD TRUST

                                 PUTNAM VARIABLE TRUST-PUTNAM VT HIGH YIELD FUND

                                 PUTNAM FUNDS TRUST-PUTNAM HIGH YIELD TRUST II

                                 By: Putnam Investment Management, LLC

                                 By:
                                     --------------------------------
                                       Name:  John R. Verani
                                       Title: Senior Vice President
                                 Address of Securityholder:

                                 c/o High Yield Group
                                 One Post Office Square
                                 7th Floor or Mail Stop 7A
                                 Boston, Massachusetts 02109
                                 Attention: Ms. Christina L. Scully
                                 Facsimilie: 617-760-8639

                                 PUTNAM HIGH YIELD ADVANTAGE
                                 FUND I.R.S. I.D. # 06-6290063

                                 PUTNAM HIGH YIELD TRUST
                                 I.R.S. I.D. # 04-6415410

                                 PUTNAM VARIABLE TRUST-PUTNAM VT HIGH YIELD FUND I.R.S. I.D. # 04-2986135

                                 PUTNAM FUNDS TRUST-PUTNAM HIGH YIELD TRUST II I.R.S. I.D. # 04-6852657

                                                                       EXHIBIT A


                                 Form of Warrant

                                                                       EXHIBIT B


                             List of Securityholders



           Name                                                 Warrant Shares
           ----                                                 --------------




Total

                                                                       EXHIBIT C


                      Form of Registration Rights Agreement

                                                                       EXHIBIT D


                              TRANSFER AND CONSENT


To:      R.A.B. Holdings, Inc.

         Reference is hereby made to that certain Securityholders Agreement dated as of May 1, 2002 (the "Securityholders Agreement") by and among R.A.B. Holdings, Inc., a Delaware corporation (the "Company"), and the other parties signatory thereto. Capitalized terms used but not defined herein have the meanings given them in the Securityholders Agreement.

         FOR VALUE RECEIVED, the undersigned, a "securityholder" under the Securityholders Agreement, hereby sells, assigns and transfers unto the assignee named below all of the rights of the undersigned under the Warrant and/or Warrant Shares described below:

                  Name of the assignee: _____________________

                  Address of the assignee: __________________

                  Number of Shares
                  Purchasable under
                  Warrant being Assigned: ___________________

                  Number of Warrant
                  Shares Being Assigned: ____________________

And does hereby irrevocably constitute and appoint ________________________, as the undersigned's attorney to make such transfer on the books of R.A.B. Holdings, Inc. maintained for the purpose, with full power of substitution in the premises.

Dated: ____________

Signature of Securityholder:                         ______________________


         The undersigned Assignee represents that the securities referred to above will be acquired for investment and that the Assignee will not offer, sell or otherwise dispose of such securities except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

         The Assignee further agrees with the Company to be bound by all of the terms, provisions and restrictions under the Securityholders Agreement that are applicable to a Securityholders or to Warrants or Warrant Shares held by a Securityholder and agrees to be treated for all purposes as a "Securityholder" under the Securityholders Agreement.

Dated: ____________

Signature of Assignee:              ______________________